Exhibit 99.1

      FOR INFORMATION CONTACT:
Elisha Finney (650) 424-6803
elisha.finney@varian.com

Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2011

Net earnings per diluted share from continuing operations rise 18 percent to $0.86; revenues rise 11 percent to $648 million

PALO ALTO, Calif., April 27, 2011 – Varian Medical Systems (NYSE:VAR) today is reporting net earnings from continuing operations of $0.86 per diluted share in the second quarter of fiscal year 2011, up 18 percent from the year-ago quarter.  Revenues for the quarter were $648 million, up 11 percent from the prior-year period and up 9 percent on a constant currency basis. Order backlog at the end of the second quarter rose 11 percent from the prior-year quarter to $2.2 billion.

“Demand for our new TrueBeam system, Oncology services, X-ray tubes and panels, as well as our security products, led to healthy orders and revenue growth and improved gross and operating margins during the quarter,” said Tim Guertin, president and CEO of Varian Medical Systems.  “Although it is too early to determine the eventual impact of the tragic situation in Japan, it had minimal impact on orders, revenues, and profits in any of our businesses during the quarter.”

At the end of the quarter, the company had $584 million in cash and cash equivalents and $143 million of debt.  During the second quarter, the company spent $238 million to buy 3.5 million shares of its common stock through a previously announced accelerated share repurchase program.  Days sales outstanding for the quarter was 79, an increase of 3 days from the year-ago period.

Oncology Systems
Second quarter revenues from Oncology Systems’ products and services for radiotherapy, radiosurgery, and brachytherapy totaled $508 million, up 9 percent from the same period last fiscal year.  Second quarter net orders totaled $520 million, up 9 percent versus the year-ago period, or 8 percent on a constant currency basis.  Net orders rose 12 percent in North America and increased 7 percent in the international markets. Double digit order gains in Europe and the Rest of the World more than offset a decline in Asia where the year-ago comparison included unusually high orders related to the final quarter of a government stimulus spending program in Japan.

-- more –

Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2011	Page 2

“Oncology Systems generated healthy order growth for its TrueBeam radiotherapy and radiosurgery platform, global services, and software upgrades,” Guertin said.  “Higher TrueBeam shipments and service also drove revenue growth for the business during the quarter.”

X-Ray Products
Second quarter revenues from X-Ray Products tubes and flat panel digital detectors for filmless imaging were $118 million, up 15 percent from the year-ago quarter.  Compared to the same period in fiscal year 2010, X-Ray Products’ second quarter net orders rose 18 percent to $124 million.

“This business maintained its growth momentum during the quarter with strong demand for both tubes and panels,” said Guertin.  “Robust demand for our dynamic panels contributed to the orders growth in our flat panel business. Meanwhile, we saw balanced order growth across our line of tubes, reflecting what we believe is a continued recovery in the X-ray imaging industry.”

Other
The company’s Other category, which is comprised of the Security and Inspection Products (SIP) business, the Varian Particle Therapy business, and the Ginzton Technology Center, recorded second quarter revenues of $23 million, up 20 percent from the year-ago period.  Net orders in the company’s Other category were $38 million, up by $25 million driven by growth in the Security and Inspection Products business which, as previously announced, booked a large order from the U.S. government for border protection products.

Outlook
“While our businesses face some uncertainty related to ongoing effects of the catastrophe in Japan, our outlook for the balance of the fiscal year remains unchanged,” said Guertin. “For fiscal 2011, we continue to estimate that annual revenues could grow 10 to 11 percent over the fiscal 2010 total, and net earnings per diluted share from continuing operations could be in the range of $3.39 to $3.45.  For the third quarter of fiscal 2011, we estimate that total company revenues could increase by about 11 to 12 percent over the prior year period and that net earnings per diluted share from continuing operations could be in the range of $0.80 to $0.83.”

-- more –

Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2011	Page 3

Investor Conference Call
Varian Medical Systems is scheduled to conduct its second quarter fiscal year 2011 conference call at 2 p.m. PT today.  To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor where it will be archived for a year.  To access the call via telephone, dial 1-866-383-8108 from inside the U.S. or 1-617-597-5343 from outside the U.S. and enter confirmation code 51675560.  The replay can be accessed by dialing 1 888 286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 43268063.  The telephone replay will be available through 5 p.m. PT, Friday, April 29, 2011.

For automatic “e-mail alerts” regarding Varian news, events, and new investor materials on the website, investors can subscribe on the company website: http://varian.investorroom.com/index.php?s=58. For additional information, contact investor relations at 1 650 424-5834.
#  #  #

Varian Medical Systems, Inc., of Palo Alto, California,  is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 5,500 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world. For more information, visit http://www.varian.com.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s future orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as TrueBeam and our radiographic flat panel detectors, image-guided radiation therapy, stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms “expect,” “can,” “could,” “believe,” “estimate,” “outlook,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the effect of economic conditions, including the strength of any recovery from the global recession; the impact of recently enacted federal health care legislation and any further health care reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; currency exchange rates and tax rates; demand for the company’s products; the company’s ability to develop, commercialize, and deploy new products such as the TrueBeam platform; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements for product clearances or to comply with FDA and other regulatory regulations or procedures; changes in the regulatory environment, including with respect to FDA requirements; challenges in reducing or eliminating ongoing commitments retained from our discontinued research instruments business; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by purchasers of certain X-ray products, including those located in Japan; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; challenges to public tender awards and the loss of such awards or other orders; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2011	Page 4

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q2 QTR 2011	Q2 QTR 2010	Q2 YTD 2011	Q2 YTD 2010
Net orders	$681.5	593.2	1274.3	1,088.8
Oncology Systems	520.1	476.2	979.1	912.7
X-Ray Products	123.7	104.7	235.6	203.7
Security & Inspection Products	37.1	11.7	58.4	33.8
Varian Particle Therapy (1)	0.6	0.6	1.2	(61.4)
Order backlog	$2,238.7	2,016.7	2,238.7	2,016.7
Revenues	$648.4	585.6	1,228.3	1,126.5
Oncology Systems	507.9	464.5	960.3	894.6
X-Ray Products	117.8	102.2	229.4	193.6
Other	22.7	18.9	38.6	38.3
Cost of revenues	$359.4	331.6	672.5	631.5
Gross margin	289.0	254.0	555.8	495.0
As a percent of revenues	44.6%	43.4%	45.3%	43.9%
Operating expenses
Research and development	43.9	38.9	82.4	77.3
Selling, general and administrative	93.9	79.6	185.2	163.1
Operating earnings	151.2	135.5	288.2	254.6
As a percent of revenues	23.3%	23.1%	23.5%	22.6%
Interest income/(expense), net	-	(0.3)	0.1	(0.6)
Earnings before taxes	151.2	135.2	288.3	254.0
Taxes on earnings	48.1	44.1	88.7	84.1
Net earnings	$103.1	91.1	199.6	169.9
As a percent of revenues	15.9%	15.6%	16.2%	15.1%

Net earnings per share – basic	$0.87	0.74	1.69	1.38

Net earnings per share – diluted	$0.86	0.73	1.66	1.36

Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	118.0	122.9	117.9	123.3
Average shares outstanding - diluted	120.4	124.3	120.3	124.5

(1) Net orders for Q2 2010 YTD include the $62 million cancellation of the Skandion Kliniken proton therapy system order.

Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2011	Page 5

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	April 1,	October 1,
	2011	2010 (1)
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$584,389	$520,221
Accounts receivable, net	564,147	591,677
Inventories	422,467	363,933
Deferred tax assets and other	235,091	205,513
Total current assets	1,806,094	1,681,344

Property, plant and equipment	589,584	562,763
Accumulated depreciation and amortization	(307,761)	(294,836)
Property, plant and equipment, net	281,823	267,927

Goodwill	214,731	208,451
Other assets	166,922	166,230
Total assets	$2,469,570	$2,323,952

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$122,920	$119,018
Accrued expenses	267,961	287,851
Deferred revenues	142,795	141,916
Advance payments from customers	304,961	275,998
Product warranty	50,063	53,233
Short-term borrowings	119,343	20,000
Current maturities of long-term debt	10,759	5,525
Total current liabilities	1,018,802	903,541
Other long-term liabilities	122,545	127,175
Long-term debt	12,500	17,869
Total liabilities	1,153,847	1,048,585

Stockholders’ Equity
Common stock	116,953	118,007
Capital in excess of par value	528,873	508,366
Retained earnings and accumulated other comprehensive loss	669,897	648,994
Total stockholders’ equity	1,315,723	1,275,367
Total liabilities and stockholders’ equity	$2,469,570	$2,323,952

(1)  The condensed consolidated balance sheet as of October 1, 2010 was derived from audited financial statements as of that date.